Exhibit 99.1
PRESS RELEASE
First Nine Months 2019 Results
Robust net uptake of our fixed-mobile converged "WIGO" and "YUGO" bundles in Q3 (+40,400), up 4% versus Q2 despite seasonality and our best result since Q3 2017.
Tightening our rebased top line FY 2019 outlook, now targeting a decrease of around 2% versus around 2.5% initially. All other financial metrics unchanged for the full year.
Delivering on our shareholder remuneration timeline: (i) a gross intermediate dividend of €63.2 million (€0.57 per share) and (ii) the cancellation of 1,178,498 treasury shares.

►The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Brussels, October 31, 2019 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the nine months ended September 30, 2019.

HIGHLIGHTS

■
Continued strong growth in our FMC customer base to 508,200 customers at the Q3 2019 quarter-end, up 35% yoy and representing around 24% of our total customer relationships. On the fixed side, we noted a seasonally softer performance on broadband, video and fixed telephony relative to Q2.

■	Another strong quarter of net postpaid subscriber growth in Q3 (+42,800), primarily driven by continued FMC growth and product enhancements done in H1 2019.

■	A higher share of multiple-play subscribers, including an increase in higher-tier broadband customers, drove a healthy 4% yoy growth in the ARPU per customer relationship to €57.4 for 9M 2019.

■
9M 2019 revenue of €1,910.6 million, up 1% yoy and reflecting the inorganic impact from both the Nextel and the De Vijver Media acquisitions. On a rebased(1) basis, our top line contracted by -1.4% as broadly stable cable subscription revenue was more than offset by (i) lower wholesale revenue from the loss of the MEDIALAAN MVNO contract, (ii) lower interconnect revenue due to lower fixed termination rates and declining SMS volumes and (iii) lower mobile telephony revenue reflecting lower usage-related revenue. Q3 2019 revenue of €649.0 million, +1% yoy on a reported basis and -2% yoy on a rebased basis due to the full quarter impact of the aforementioned MVNO contract loss.

■
Net profit of €142.9 million for 9M 2019 (Q3 2019: €86.9 million), being a 30% decrease yoy driven by higher net finance expenses in the period, offsetting a robust 8% yoy increase in our operating profit.

■
Adjusted EBITDA of €1,024.5 million for 9M 2019, +3% yoy on a reported basis, including the Nextel and De Vijver Media acquisition impacts and the application of IFRS 16 as of January 1, 2019. On a rebased basis, our Adjusted EBITDA for 9M 2019 modestly contracted by 1% yoy. Q3 2019 Adjusted EBITDA of €359.7 million, a 1% decrease yoy on a rebased basis, which marked an improvement versus the -2% we showed in Q2. We succeeded in expanding our underlying Adjusted EBITDA by 150 basis points compared to last year on a rebased basis to 55.4%.

■
Accrued capital expenditures(3) of €428.2 million for 9M 2019, including the recognition of the UK Premier League broadcasting rights for the upcoming three seasons. Excluding this impact, our accrued capital expenditures represented 21% of revenue in the period.

■	Lower accrued capital expenditures and solid Adjusted EBITDA growth drove a robust 16% increase in Operating Free Cash Flow(4) to €627.3 million for 9M 2019.

■
Net cash from operating activities, net cash used in investing activities and net cash used in financing activities of €754.0 million, €304.5 million and €455.3 million, respectively, for 9M 2019. Adjusted Free Cash Flow(5) of €270.1 million for 9M 2019 (Q3 2019: €63.4 million), -19% compared to the same period last year, which included a €40.6 million higher contribution from our vendor financing program.

■	Committed to deliver a 6.5-8.0% rebased Operating Free Cash Flow CAGR(a) over the 2018- 2021 period, with top line and Adjusted EBITDA declines in 2019 resulting from certain challenges and headwinds.

■
Following the return to the mid-point of our framework for the net total leverage ratio on 30 September 2019, the board of directors approved the payment of a gross interim dividend of € 63.2 million or € 0.57 per share, which, subject to approval by the shareholders, will be paid out in early December. In addition, together with the publication of our results for the 2019 financial year, the board will decide in February of next year on the final dividend that will be paid in May of next year, subject to approval by the General Shareholders’ Meeting.

(a) A reconciliation of our Operating Free Cash Flow CAGR for 2018-2021 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	2

As of and for the nine months ended September 30,	2019	2018 - restated	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	1,910.6	1,891.7	1%
Operating profit	513.2	475.7	8%
Net profit	142.9	205.6	(30)%
Net profit margin	7.5%	10.9%

Basic earnings per share	1.30	1.80	(28)%
Diluted earnings per share	1.30	1.80	(28)%

Adjusted EBITDA (2)	1,024.5	989.9	3%
Adjusted EBITDA margin %	53.6%	52.3%

Accrued capital expenditures (excluding the recognition of football broadcasting rights and mobile spectrum licenses) (3)	397.2	451.2	(12)%
Accrued capital expenditures as % of revenue (excluding the recognition of football broadcasting rights and mobile spectrum licenses)	20.8%	23.9%

Operating Free Cash Flow (4)	627.3	538.7	16%

Net cash from operating activities	754.0	822.8	(8)%
Net cash used in investing activities	(304.5)	(376.6)	(19)%
Net cash used in financing activities	(455.3)	(401.5)	13%
Adjusted Free Cash Flow (5)	270.1	334.3	(19)%

OPERATIONAL HIGHLIGHTS (Total Services)

Video	1,881,700	1,966,200	(4)%
Basic video (6)	176,400	209,700	(16)%
Enhanced video (7)	1,705,300	1,756,500	(3)%
Broadband internet (8)	1,659,200	1,666,500	—%
Fixed-line telephony (9)	1,221,200	1,275,500	(4)%
Mobile telephony (10)	2,778,900	2,676,400	4%
Postpaid	2,324,800	2,180,400	7%
Prepaid	454,100	496,000	(8)%

Triple-play customers	1,117,000	1,163,400	(4)%
Services per customer relationship (11)	2.29	2.30	—%
ARPU per customer relationship (€ / month) (11) (12)	57.4	55.4	4%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	3

Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

"I'm very proud when I look back at the third quarter, as Telenet has reconfirmed its position as fastest ISP in the Belgian market with our new GIGA Internet offer for the whole of Flanders and Brussels, offering data download speeds of 1 gigabit per second. It was a huge undertaking, representing an investment of €500 million over the past five years, but we have put ourselves on the map: this network is unique in Europe. We are more than five years ahead of the European Digital Agenda, also raising the bar for the even more ambitious plans that Belgium has put forward. We are ready for the future: the GIGA network will act as the engine for future innovations such as VR, self-driving cars and remote healthcare and will boost the associated social and economic added value for Belgium. We will soon start rolling out Docsis 3.1, which is the newest standard within our industry. It underpins our network strategy highlighted during our December 2018 Capital Markets Day where we said we want to continue to lead via superior connectivity and platforms.
It's also in this context that we announced our “Signal Switch” campaign in October. In order to meet the ever-increasing data traffic on our networks, we decided to start switching off the analog video and radio signal in a phased approach beginning at the end of 2020 and through the end of 2021 after certain local tests at the end of this year and early next year. We will offer various technical solutions and support to our remaining analog customers, as a large proportion can continue to watch their trusted channels by adjusting the settings of their television sets.
Despite a somewhat softer operational performance in Q3 due to seasonality and temporary higher churn due to the August rate adjustment, our core fixed-mobile converged product lines again showed continued uptake with 40,400 net FMC net adds to a total of 508,200 FMC customers, which was up 35% year-on-year, and represented the best performance since Q3 2017. The extension of our "WIGO" portfolio launched in May to cater more effectively to different types of households, large or small, is underpinning this success. And more recently, we also launched a smaller FMC bundle of the existing "YUGO" offer called “YUGO S”, with the same logic of addressing more digital savvy segments. As a result of the continued success of our FMC bundles, we recorded yet again strong growth in our mobile postpaid customer base and added another 42,800 customers. I am also thrilled with the launch for our new B2B product ecosystem “KLIK”. Telenet Business is taking a major step in improving the personal service to all its customers. Self-employed persons and small businesses, who have a question or problem, can contact the Telenet Business customer service 24/7 and a personal expert dedicated to that customer request will follow this from A to Z until the customer confirms his question is answered or problem solved. And finally, to underpin our ambition to always be at the forefront of innovation, we introduced "TADAAM", which compromises a TV app and a 4G modem.
At Telenet, sustainability is an integral part of the company's long-term strategy and business vision. I am therefore delighted that we have been rewarded for the seventh time as sustainability leader in the Dow Jones Sustainability Index, in the category global media sector. In that respect, we launched our brand new #TelenetGO concept. Various initiatives are bundled under this umbrella, all of which have the same goal: ensuring that people get the best out of technology while at the same time handling their screens smartly. All sorts of information, tips and tricks can be found on the www.telenetgo.be platform and a dedicated “Phub’d” app."

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	4

Commenting on the results, Erik Van den Enden, Telenet’s Chief Financial Officer, stated:

"I’m pleased with the strong financial results we achieved in the third quarter, despite the anticipated loss of the MEDIALAAN MVNO contract, which adversely impacted the full quarter. Excluding this impact, both our rebased revenue and Adjusted EBITDA would have essentially been flat for both the first nine months and the third quarter of 2019 versus the same period of last year. For the first nine months of the year, we achieved revenue of €1,911 million, up 1% compared to the same period of last year, and mainly impacted by inorganic movements such as a full nine-month contribution from Nextel (as opposed to a four-month contribution in the comparable period last year) and a four-month contribution from De Vijver Media, which has been fully consolidated in our accounts as of June 3, 2019. On a rebased basis, our top line decreased by -1.4% year-to-date as broadly stable cable subscription revenue was more than offset by (i) lower wholesale revenue from the loss of the MEDIALAAN MVNO contract, (ii) lower interconnect revenue due to lower fixed termination rates and declining SMS volumes and (iii) lower mobile telephony revenue reflecting lower usage-related revenue. Relative to both Q1 and Q2 of this year, the trend in our rebased revenue worsened as anticipated due to the aforementioned MVNO contract loss, resulting in revenue of €649 million in the quarter (-2% yoy on a rebased basis).
On a reported basis, our Adjusted EBITDA over the first nine months of 2019 increased 3% yoy to €1,025 million, including the Nextel and De Vijver Media acquisition impacts and the application of the new IFRS 16 lease accounting standard as of January 1, 2019. The latter had a favorable impact of €31 million on our Adjusted EBITDA over the first nine months of 2019. On a rebased basis, excluding the aforementioned inorganic effects and the impact of IFRS 16, our Adjusted EBITDA modestly contracted yoy by 1%. In Q3 2019, we delivered Adjusted EBITDA of €360 million, representing a 1% decrease yoy on a rebased basis, which marked an improvement versus the -2% we showed in Q2. Through tight cost control and our continued focus on maximizing operating leverage, we succeeded in expanding our Adjusted EBITDA margin by 150 basis points compared to last year on a rebased basis to just over 55%.
We succeeded in substantially reducing our investment intensity as compared to last year. Our accrued capital expenditures reached €428 million for the first nine months of 2019 and reflected the recognition of the UK Premier League broadcasting rights, which we successfully renewed for another three seasons in the first quarter. Excluding this impact and excluding the recognition of the 2G mobile spectrum license extension in Q3 2018, our accrued capital expenditures decreased 12% yoy, equivalent to around 21% of revenue in the period. The substantial decline in our accrued capital expenditures (excluding the recognition of the above-mentioned football broadcasting rights and mobile spectrum license) drove a 16% yoy increase in our Operating Free Cash Flow to €627 million, of which €229 million in Q3 2019.
Our Adjusted Free Cash Flow reached €270 million over the first nine months of 2019, including €63 million in the third quarter. This represented a 19% decrease versus the prior year period due to (i) €56 million higher cash taxes paid, (ii) €53 million higher cash interest expenses due to a higher indebtedness versus last year and (iii) a €41 million lower contribution from our vendor financing program.
Having delivered a solid financial performance over the first nine months of 2019, we confidently look ahead and feel comfortable raising our revenue outlook for the full year. Even though the trend in our rebased revenue has worsened in the third quarter versus both Q1 and Q2 due to a full quarter impact of the MEDIALAAN MVNO contract loss and certain regulatory headwinds, our rebased revenue over the first nine months of the year held up relatively well with a 1.4% decline year-on-year. As a result, we now expect a less outspoken rebased revenue decline of around 2% for the full year versus around 2.5% previously. All other financial metrics remain unchanged for the full year, including a rebased Adjusted EBITDA decline of 1-2%, a 16-18% increase in Operating Free Cash Flow and an Adjusted Free Cash Flow between €380 and €400 million. As per our guidance, we expect a more negative Adjusted EBITDA trend in Q4 2019 due to seasonally higher programming costs at De Vijver Media and a tougher comparison base relative to a strong Q4 last year.
Our net total leverage ratio continued to improve and reached 4.0x at September 30, 2019 versus 4.3x at the end of June. Having returned to the mid-point of our net total leverage framework, the board of directors has approved a gross intermediate dividend of €63.2 million, equivalent to €0.57 per share. We intend to pay the intermediate dividend in early December, pending shareholder approval, using excess cash on our balance sheet. In addition, the board will assess the final dividend in February next year in conjunction with the release of our FY 2019 results, to be paid in May next year pending shareholder approval. With that, we continue to firmly deliver on our shareholder remuneration policy and timeline as presented during the December 2018 Capital Markets Day."

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	5

1    Operational highlights

IMPORTANT REPORTING CHANGES:

Representation of mobile postpaid telephony subscribers: We have represented the March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018 mobile postpaid subscriber base following the removal of inactive "pay as you go subscribers". These subscribers do not pay a monthly subscription fee and are only being billed on their effective usage. As a result of the inactive status of certain SIM cards, we reduced both our mobile postpaid subscriber base and total mobile subscribers by 49,400, 58,800, 52,700 and 47,100, respectively for the periods mentioned above. This adjustment did not impact our mobile telephony revenue.
1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY

At September 30, 2019, we served 2,079,000 unique customer relationships, which represented approximately 62% of the 3,375,300 homes passed by our leading HFC network across our Flemish and Brussels footprint. At September 30, 2019, we provided 4,762,100 fixed services ("RGUs") consisting of 1,881,700 video, 1,659,200 broadband internet and 1,221,200 fixed-line telephony subscriptions. In addition, approximately 91% of our video subscribers had upgraded to our higher ARPU enhanced video platform at September 30, 2019. Enhanced video subscribers enjoy an enriched TV experience with unrestricted access to a wider range of digital, HD and pay television sports, series and movies channels, a vast library of domestic and international video-on-demand ("VOD") content and our over-the-top ("OTT") platform "Yelo Play". At September 30, 2019, we also served 2,778,900 mobile subscribers, of which approximately 84% are subscribed to any of our attractive mobile or fixed mobile converged ("FMC") rate plans. We reached a bundling rate of 2.29 fixed RGUs per unique customer relationship at the end of Q3 2019, which was broadly stable compared to the prior year period. Approximately 30% of our cable customers subscribed to a quadruple-play bundle at September 30, 2019 (excluding mobile subscriptions under the BASE brand), an increase of 3 percentage points compared to the same period of last year, indicating continued uptake of our fixed-mobile convergence strategy.

In the third quarter of 2019, we continued to expand our FMC portfolio in order to cater to new customer segments. On the residential side, we introduced "YUGO S", a smaller-sized bundle compared to the standard "YUGO" proposition, including one instead of two SIM cards and lower fixed broadband data download speeds. On the B2B side, we launched a complete new FMC product line-up, called "KLIK". Replacing the former product bundles "WIGO Business" and "FLUO", "KLIK" combines the best FMC bundle with unique personalized assistance. Self-employed people and small businesses, who have a question or problem, can contact the Telenet Business customer service 24/7 from now on. A fixed contact person per customer request will follow this up from A to Z. The direct contact is only finished once the customer indicates that the question has been answered or the problem has been resolved. In the meantime, the contact person at Telenet Business proactively keeps the customer informed. As a result, a customer only has to tell his story once and he or she will receive customized information.

The net subscriber growth for our FMC bundles accelerated further in Q3 2019 as a result of the aforementioned broadening of our FMC line-up. At September 30, 2019, we reached a total of 508,200 FMC customers, which was up 35% year-on-year. Our FMC bundles attracted 40,400 net subscribers in the third quarter, which was the best performance since Q3 2017. As such, the penetration of fixed-mobile converged subscribers relative to the total number of customer relationships represented approximately 24% at the Q3 2019 quarter-end as compared to approximately 16% a year ago.

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our core operating statistics as we seek to obtain a larger share of our customers' telecommunication and entertainment spending. For the nine months ended September 30, 2019, we achieved an ARPU per customer relationship of €57.4, representing a solid 4% increase relative to the prior year period.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	6

In Q3 2019, the ARPU per customer relationship yielded €57.8 and was up 2% compared to Q3 2018. Growth in the ARPU per customer relationship in both periods was underpinned by (i) a higher proportion of multiple-play subscribers in our overall customer mix, (ii) a larger share of higher-tier broadband subscribers in our mix and (iii) the benefit from certain price adjustments, which was partially offset by a higher proportion of bundle discounts (including fixed-term promotions) and lower out-of-bundle usage-related revenue.

1.2    Broadband internet

At September 30, 2019, we served 1,659,200 broadband internet subscribers, representing a modest decrease from September 30, 2018. As anticipated, our commercial performance in the third quarter came in softer versus a robust Q2 2019, reflecting seasonal patterns in our business and temporary higher churn following the implementation of the announced price adjustment in August 2019. This resulted in a net loss of 1,900 broadband internet subscribers in the quarter. Annualized churn slightly increased by 140 basis points during the quarter to reach 9.7% in Q3 2019 and was 390 basis points lower versus the 13.6% in Q3 2018, which was impacted by the ongoing SFR Belux customer migration during that period.

Our brand-wide "Go With The Good Flow" campaign, which we launched during the summer of 2018, has been very successful with over 498,000 WiFi boosters distributed at the end of Q3 2019, an increase of 10% compared to the preceding quarter. Five years after the start of our fixed network upgrade program "De Grote Netwerf", we have now begun to commercialize data download speeds of 1 gigabit per second throughout our entire footprint in Flanders and Brussels, reconfirming our status of fastest ISP in the market. We also increased the speeds of all existing Internet offers with 50% up to 150% for over 1.2 million customers and launched a brand new "GIGA Speedboost" option, which enables the top speed of 1 gigabit per second for an additional €15 per month.

1.3    Fixed-line telephony

At September 30, 2019, we served 1,221,200 fixed-line telephony subscribers, representing a 4% decrease compared to the same period of last year. Relative to June 30, 2019, our fixed-line telephony subscriber base contracted by 13,600 net RGUs, reflecting an overall declining market trend and also the impact of the August 2019 price adjustment. Similar to broadband internet, annualized churn for our fixed-line telephony service improved significantly compared to the same period of last year with 440 basis points in Q3 2019 to 11.0%, reflecting the diminished SFR Belux customer migration effect.

1.4    Mobile telephony

Our mobile telephony subscriber base, which excludes subscribers under our commercial wholesale partnerships and our SME customers, totaled 2,778,900 SIMs at the end of Q3 2019, including 2,324,800 postpaid subscribers. The remaining 454,100 mobile subscribers are prepaid subscribers under the BASE brand. Net postpaid subscriber growth remained solid in the quarter relative to preceding quarters with 42,800 SIMs added in Q3 2019, driven by (i) the accelerated growth of our FMC subscriber base, (ii) the product enhancements done in H1 2019, (iii) attractive fixed-term promotions, and (iv) a continued improvement in churn trend in our BASE standalone mobile business.

1.5    Video

TOTAL VIDEO
At September 30, 2019, our total basic and enhanced video customer base reached 1,881,700. On a sequential basis, we lost 20,500 net video subscribers during Q3 2019. The net loss excludes migrations to our enhanced video service and represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their video service or having moved out of our service footprint.
Early October 2019, we launched our "Signal Switch" campaign in order to prepare for the switch-off of both the analog radio and video signals between 2020 and 2021. This will free up capacity on the network for the ever-increasing digital traffic. The analog video switch-off will start in the autumn of 2020 and will be phased until the end of 2021, whereas the analog radio signal will be phased out as of February 2020.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	7

ENHANCED VIDEO
At September 30, 2019, 1,705,300 of our video customers had upgraded to our higher ARPU enhanced video services, so they can enjoy a much richer TV experience, including free and unrestricted access to our “Yelo Play” app, through which they can enjoy a unique content experience on multiple connected devices in the home and out-of-home. This includes our latest digital TV platform, including our next-generation cloud-based set-top box with voice recognition capabilities, which we launched at the end of April this year. In Q3 2019, we lost 13,200 net enhanced video subscribers. Compared to the preceding quarter, the net loss trend softened again somewhat due to seasonal patterns in our business and temporary higher churn following the implementation of the announced price adjustment in August 2019.

Our subscription VOD packages "Play" and "Play More" reached 416,700 customers in Q3 2019, up 2% compared to the prior year period. We also provide the broadest sports offering within our footprint through "Play Sports", which combines domestic and foreign football, including the UK Premier League amongst others, with other major sport events including golf, ATP tennis, Formula One racing, volleyball, basketball and hockey. At the end of Q3 2019, we served 234,000 "Play Sports" customers, up 1% compared to the prior year period.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	8

2    Financial highlights

IMPORTANT REPORTING CHANGES:

Adoption of IFRS 16 Leases: As of January 1, 2019, the Company has adopted IFRS 16 Leases as mentioned in its 2018 Annual Report (see Section 5.2.20 - Forthcoming requirements). In applying IFRS 16, the Company has recognized new assets and liabilities for leases classified as operating leases, being operating leases of (i) site rentals, (ii) real estate, (iii) cars and (iv) dark fiber. IFRS 16 also changed the nature of expenses related to those leases because the Company recognizes a depreciation charge for right-of-use assets and interest expense on lease liabilities. Previously, the Company recognized operating lease expense on a straight-line basis over the term of the lease, and recognized assets and liabilities only to the extent that there was a timing difference between actual lease payments and the expense recognized. In addition, the Company no longer recognizes provisions for operating leases that are assessed to be onerous. Instead, the Company includes the payments due under such leases in the lease liability and records an impairment of the corresponding right-of-use asset. The application of IFRS 16 had a €30.8 million favorable impact on the Company's Adjusted EBITDA over the first nine months of 2019 (Q3 2019: €10.8 million) and when applied as of January 1, 2018, the application of IFRS 16 would have boosted the Company's Adjusted EBITDA over the full year 2018 by €42.3 million.

Purchase price allocation for the Nextel acquisition: Our December 31, 2018 statement of financial position has been restated, reflecting the retrospective impact of the purchase price allocation (“PPA”) for the Nextel acquisition, which was not yet available at year-end 2018. The fair value adjustment on the intangible assets (€25.7 million) mainly related to the acquired customer relationships (€16.5 million), trade names (€6.8 million) and technology (€2.4 million). The assessment of the sale-and-lease back and renting model resulted in the derecognition of deferred revenue (€2.7 million) and property and equipment (€7.1 million) which were replaced by a lease receivable (€8.9 million). Together with the deferred tax impact of the above mentioned adjustments (€7.8 million), goodwill was reduced by €22.3 million. The recognition of the fair value of the intangible assets and the adjustment to the sale-and-lease back and accounting policy alignment of Nextel resulted in additional amortization expense (€2.1 million), a decrease in depreciation expense (€1.8 million), a reduction of the revenues (€1.0 million) and an increase of the cost of goods sold (€0.7 million) recognized for the period between the acquisition date (May 31, 2018) and December 31, 2018, for which the consolidated statement of profit or loss and other comprehensive income for the twelve months ended December 31, 2018 was restated.

2.1    Revenue

For the nine months ended September 30, 2019, we generated revenue of €1,910.6 million, which was up 1% versus €1,891.7 million in the prior year period. Our 9M 2019 revenue included a full nine-month contribution from the local ICT integrator Nextel, which we acquired on May 31, 2018, as opposed to a four-month contribution in the prior year period, contributing an incremental €17.0 million to our revenue in 9M 2019. In addition, our 9M 2019 revenue also included a four-month contribution from the local media company De Vijver Media NV, of which we acquired the remaining 50% stake on June 3, 2019 and which has been fully consolidated as of then, contributing €30.1 million to our revenue in 9M 2019. Excluding the aforementioned inorganic effects, our rebased 9M 2019 revenue declined by 1.4%, as broadly stable cable subscription revenue was more than offset by (i) lower other revenue, reflecting the loss of the MEDIALAAN MVNO contract, which has started to adversely impact our wholesale revenue since early April, (ii) lower Interconnect revenue due to lower fixed termination rates and declining SMS volumes, and (iii) lower mobile telephony revenue, reflecting lower usage-related revenue amidst the continued success of our flat-fee "WIGO" quad-play bundles and improved mobile line-up, including higher mobile data allowances.

In Q3 2019, we generated revenue of €649.0 million, representing a 1% increase versus €641.2 million in the prior year period, which did not yet include the contribution from our recently acquired De Vijver Media business. Excluding this impact, our Q3 2019 rebased revenue declined 2% year-on-year, driven by the same factors as mentioned above. As anticipated, the decline in our rebased revenue worsened in the quarter versus Q1 and Q2 2019 given the aforementioned loss of the MEDIALAAN MVNO contract and we expect this trend to continue for the next two quarters as the contract loss has started to impact our wholesale revenue since early April 2019.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	9

Excluding this impact, our rebased revenue would have essentially been flat for both the first nine months and the third quarter of 2019 versus the same period of last year.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which primarily includes (i) recurring set-top box rental fees, (ii) fees for supplemental premium content offerings, including our subscription VOD packages “Play”, “Play More” and “Play Sports” and (iii) transactional and broadcasting-on-demand services. For the nine months ended September 30, 2019, our video revenue amounted to €430.8 million (Q3 2019: €142.9 million), representing a 1% decline compared to the same period last year, both on a reported and rebased basis. The modest year-on-year decline was mainly driven by the continued gradual decline in our total video subscriber base and slightly lower revenue from transactional VOD services, which was only partially offset by the benefit from our rate adjustments and a higher share of premium entertainment customers.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs totaled €486.8 million for 9M 2019 (Q3 2019: €163.7 million), representing a 4% increase compared to the same period last year, both on a reported and rebased basis. This was driven by (i) continued traction for our "WIGO" propositions, leading to a larger share of high-tier broadband internet subscribers in our mix, (ii) a continued robust performance in the small business segment and (iii) the favorable impact from the aforementioned price adjustments, partially offset by a slight decline in our broadband RGUs due to the competitive market environment.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnection revenue generated by these customers which is reported under other revenue. For the nine months ended September 30, 2019, our fixed-line telephony revenue decreased 6% on both a reported and rebased basis to €164.5 million (Q3 2019: €54.7 million) compared to €175.7 million for the prior year period. The favorable impact from the aforementioned price adjustments was more than offset by (i) a continued gradual decline in our residential fixed-line telephony RGU base amidst a challenging market backdrop and an overall declining market trend and (ii) lower usage-related revenue due to a continued shift to unlimited calling.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our direct mobile telephony subscribers and out-of-bundle revenue, but excludes (i) the interconnection revenue generated by these customers, (ii) the revenue earned from handset sales and (iii) revenue recognized under our "Choose Your Device" programs which are all recorded in other revenue. For the nine months ended September 30, 2019, we generated mobile telephony revenue of €332.4 million (Q3 2019: €115.1 million), representing a 4% year-on-year decrease on both a reported and rebased basis. Continued solid net postpaid subscriber growth was more than offset by (i) lower out-of-bundle revenue generated by our mobile subscribers in excess of their monthly bundle on the back of our improved "WIGO" quad-play bundles and the shift to unlimited standalone mobile offers on both Telenet and BASE brands, (ii) higher bundle-related discounts following the success of our quad-play "WIGO" propositions and (iii) a continued decline in the number of prepaid subscribers.

BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) mobile telephony revenue generated by our SME customers, (iii) our carrier business and (iv) value-added services such as network hosting and managed data security. Our business services revenue also includes the revenue generated by the local ICT integrator Nextel, which we acquired on May 31, 2018. Revenue generated by our business customers on all coax-related products, such as our flagship bundle "WIGO Business" (now called "KLIK"), is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division.

Telenet Business generated revenue of €152.6 million for the nine months ended September 30, 2019 (Q3 2019: €49.9 million), up 9% as compared to the prior year period and mainly impacted by the aforementioned contribution from Nextel since the May 31, 2018 acquisition date. On a rebased basis, our 9M 2019 B2B revenue showed a 2% decline compared the same period of last year. The decline was mainly caused by (i) a lower

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	10

contribution from our security and ICT integrator businesses, and (ii) lower out-of-bundle revenue generated by our SME mobile subscribers.

OTHER
Other revenue primarily includes (i) interconnection revenue from both our fixed-line and mobile telephony customers, (ii) wholesale revenue generated through both our commercial and regulated wholesale businesses, (iii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iv) product activation and installation fees, (v) set-top box sales revenue and (vi) the contribution from De Vijver Media NV, which we fully consolidated as of June 3, 2019. Our other revenue reached €343.5 million for the nine months ended September 30, 2019 (Q3 2019: €122.7 million), a 5% increase year-on-year on a reported basis as lower interconnection revenue and lower wholesale revenue following the loss of the MEDIALAAN MVNO contract were more than offset by the four-month revenue contribution from De Vijver Media and higher revenue related to handset sales. On a rebased basis, our other revenue declined 3% year-on-year, reflecting lower wholesale revenue following the loss of the MEDIALAAN MVNO contract and lower interconnection revenue following a regulatory decrease of fixed termination rates, partially offset by higher revenue from handset sales compared to last year and a higher revenue contribution from De Vijver Media.

2.2    Expenses

For the nine months ended September 30, 2019, we incurred total expenses of €1,397.4 million, representing a decrease of more than 1% compared to the prior year period when we incurred total expenses of €1,416.0 million. The negative inorganic impact from both the Nextel and De Vijver Media acquisitions on our cost base in 9M 2019 was more than offset by (i) lower direct costs, (ii) our continued focus on operating excellence, and (iii) tight control of our overhead expenses. Total expenses represented approximately 73% of our revenue for the nine months ended September 30, 2019 (9M 2018: approximately 75%). Cost of services provided as a percentage of revenue represented approximately 52% for the nine months ended September 30, 2019 (9M 2018: approximately 56%), while selling, general and administrative expenses represented approximately 21% of our total revenue for the nine months ended September 30, 2019 (9M 2018: approximately 19%). In Q3 2019, our total expenses were up 1% year-on-year to €460.4 million, mainly reflecting the inorganic impact of the June 2019 De Vijver Media acquisition, which was partially offset by the same factors as mentioned above.

Our operating expenses, which include our (i) network operating expenses, (ii) direct costs, (iii) staff-related expenses, (iv) sales and marketing expenses, (v) outsourced labor and professional services and (vi) other indirect expenses, modestly decreased by 2% year-on-year on a reported basis for the nine months ended September 30, 2019 (Q3 2019: -2% year-on-year on a reported basis). On a rebased basis, when adjusting our prior year period expenses for the inorganic acquisition impacts and IFRS 16, we were able to reduce our operating expenses for the nine months ended September 30, 2019 by nearly 2% compared to the prior year period. This was predominantly driven by (i) a 5% reduction in our staff-related expenses, which reflected the transfer of our network field services to Unit-T as of Q3 2018, partly offset by higher costs related to outsourced labor and professional services and higher network related expenses, (ii) a 3% decline in our direct costs as higher programming costs at De Vijver Media and higher costs related to the sale of handsets were more than offset by significantly lower interconnection costs and (iii) a 9% decline in our other indirect expenses, reflecting our continued focus on operating leverage and tight cost control. In Q3 2019, operating expenses were down 3% year-on-year on a rebased basis, broadly reflecting the same aforementioned factors.

NETWORK OPERATING EXPENSES
Our network operating expenses reached €148.8 million for the nine months ended September 30, 2019 (Q3 2019: €46.9 million) compared to €144.5 million for 9M 2018. On a rebased basis, our network operating expenses increased nearly 4% year-on-year. In Q3 last year, we completed the transfer of our network field services to Unit-T, in which we have taken a 30% shareholding. Through this joint venture, we will be able to share in the benefits of the growing market of field services in areas such as new digital technologies and the Internet-of-Things ("IoT"). This transaction results in higher network operating expenses and higher costs related to outsourced labor and professional fees, while at the same time favorably impacting our staff-related expenses as our field engineers and their related costs have been transferred to this new company.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	11

DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) costs related to interconnection, including our MVNO-related costs, (ii) programming and copyrights and (iii) handset sales and subsidies. For the nine months ended September 30, 2019, our direct costs were €381.7 million (Q3 2019: €126.4 million), which was broadly stable compared to the prior year period on a reported basis despite the aforementioned inorganic impacts. On a rebased basis, our direct costs showed a 3% year-on-year decrease as higher programming costs at De Vijver Media and higher costs related to the sale of handsets were more than offset by significantly lower interconnection costs.

STAFF-RELATED EXPENSES
Staff-related expenses for the nine months ended September 30, 2019 were €191.5 million (Q3 2019: €63.1 million), which represented an increase of 3% compared to the prior year period on a reported basis as a result of the aforementioned inorganic impacts and the negative cost impact of the wage indexation since January this year. On a rebased basis, staff-related expenses decreased 5% in the first nine months relative to the same period of last year and reflected a lower headcount as compared to last year.

SALES AND MARKETING EXPENSES
Relative to the first nine months of 2018, our sales and marketing expenses for the nine months ended September 30, 2019 of €64.9 million (Q3 2019: €20.5 million) increased 5% on a reported basis, reflecting the launch of several new products and related marketing campaigns. On a rebased basis, our sales and marketing expenses remained broadly stable year-on-year.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €27.7 million for the nine months ended September 30, 2019 (Q3 2019: €10.3 million), representing a 20% increase year-on-year and reflected the aforementioned transfer of our network field services to Unit-T. On a rebased basis, costs related to outsourced labor and professional services increased an equivalent 20% compared to the prior year period.

OTHER INDIRECT EXPENSES
Other indirect expenses reached €71.5 million for the nine months ended September 30, 2019 (Q3 2019: €22.1 million), representing a robust 31% decrease compared to the prior year period, which is mainly attributable to the aforementioned application of IFRS 16. On a rebased basis, other indirect expenses decreased 9% year-on-year, reflecting our continued focus on operating leverage and tight cost control.

DEPRECIATION, AMORTIZATION AND RESTRUCTURING, INCL. IMPAIRMENT OF LONG-LIVED ASSETS AND LOSS (GAIN) ON DISPOSAL OF SUBSIDIARIES
Depreciation and amortization, including impairment of long-lived assets, loss (gain) on disposal of subsidiaries and restructuring charges, reached €499.9 million for the nine months ended September 30, 2019 compared to €503.3 million for the prior year period. Relative to the prior year period, despite the impact of the application of IFRS 16, we incurred lower depreciation and amortization expenses as the vast majority of our both our fixed and mobile infrastructure improvement programs has now been completed.

2.3    Net result

FINANCE INCOME AND EXPENSES
For the nine months ended September 30, 2019, net finance expense totaled €295.0 million compared to €204.6 million in the prior year period. Finance income for the nine months ended September 30, 2019 decreased to €40.9 million, as compared to €65.1 million for the same period of last year, primarily due to a lower net gain on our derivatives. Finance expenses for the nine months ended September 30, 2019 increased 36% to €332.7 million, as compared to €245.1 million for the same period last year. This change was due to an increase in our net interest expense, foreign exchange loss and other finance expenses of €87.6 million, primarily due to a €53.0 million higher non-cash foreign exchange loss on our outstanding USD-denominated debt as compared to last year and a €33.7 million year-on-year increase in our accrued interest expenses following a higher debt balance in connection with the October 2018 extraordinary dividend payment, partially offset by a decrease in our loss on extinguishment of debt of €21.4 million. In Q3 2019, we incurred €64.3 million of net finance expenses, representing a 16% year-on-year increase, broadly reflecting the same drivers as mentioned above.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	12

INCOME TAXES
We recorded income tax expense of €73.8 million in 9M 2019 (Q3 2019: €37.2 million) compared to €75.2 million in 9M last year.

NET PROFIT
We realized a net profit of €142.9 million in 9M 2019 compared to a net profit of €205.6 million in the prior year period. The 30% decrease in our net profit was primarily driven by higher net finance expenses in the period, offsetting a robust 8% year-on-year increase in our operating profit. For the nine months ended September 30, 2019, we achieved a net profit margin of 7.5% compared to a net profit margin of 10.9% for the same period of last year. In Q3 2019, we earned a net profit of €86.9 million, representing a 11% decrease year-on-year and broadly reflecting the same drivers as mentioned above. Our net profit margin in Q3 2019 was 13.4% compared to a net profit margin of 15.2% in Q3 last year.

2.4    Adjusted EBITDA

For the nine months ended September 30, 2019, we realized Adjusted EBITDA of €1,024.5 million, up 3% compared to the prior year period when we achieved Adjusted EBITDA of €989.9 million. Our 9M 2019 Adjusted EBITDA reflected the application of IFRS 16 as of January 2019, favorably impacting our Adjusted EBITDA in the period by €30.8 million versus the same period last year. In addition, our Adjusted EBITDA in 9M 2019 reflected the aforementioned inorganic impact of both the Nextel and De Vijver Media acquisitions with the latter contributing €8.2 million to our Adjusted EBITDA in 9M 2019. Our Adjusted EBITDA margin reached 53.6% for 9M 2019 compared to 52.3% for 9M 2018 on a reported basis.

On a rebased basis, our Adjusted EBITDA for 9M 2019 declined a modest 1% compared to the same period of last year, reflecting the loss of the MEDIALAAN MVNO contract and certain regulatory headwinds. On a rebased basis, we succeeded in keeping our Adjusted EBITDA margin broadly stable in 9M 2019, driven by continued tight cost control. Excluding the aforementioned contract loss, our Adjusted EBITDA would have essentially been flat for both the first nine months and the third quarter of 2019 versus the same period of last year.

In Q3 2019, we delivered Adjusted EBITDA of €359.7 million, up 4% compared to the prior year period when we produced Adjusted EBITDA of €344.8 million. Our Q3 2019 Adjusted EBITDA reflected the aforementioned application of IFRS 16 as of January 2019 and the aforementioned acquisition of De Vijver Media, adding €10.8 million and €6.3 million to our Q3 2019 Adjusted EBITDA, respectively. Our Adjusted EBITDA margin represented 55.4% in Q3 2019 as compared to 53.8% in Q3 last year on a reported basis. On a rebased basis, our Adjusted EBITDA contracted by 1% in Q3 2019 as compared to the same period of last year. Still, we succeeded in expanding our underlying Adjusted EBITDA by 150 basis points compared to last year on a rebased basis. As of Q2 2019, we have started to face an accelerated adverse trend in our rebased Adjusted EBITDA due to the loss of the MEDIALAAN MVNO contract, which we expect to be more outspoken in Q4 2019 due to seasonally higher programming costs at De Vijver Media and a tougher comparison base relative to a strong Q4 last year.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	13

Exhibit 1: Reconciliation between total profit for the period and Adjusted EBITDA (unaudited)

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2019	2018 - restated	Change %	2019	2018 - restated	Change %

Profit for the period	86.9	97.2	(11)%	142.9	205.6	(30%)

Income tax expense	37.2	43.0	(13)%	73.8	75.2	(2)%
Share of the result of equity accounted investees	0.2	0.5	(60)%	1.6	1.1	45%
Loss (gain) on disposal of assets to joint venture	—	(10.8)	(100%)	(0.1)	(10.8)	(99)%
Net finance expense	64.3	55.6	16%	295.0	204.6	44%
Depreciation, amortization, impairment and loss (gain) on disposal of subsidiaries	167.1	151.5	10%	498.7	497.0	—%

EBITDA	355.7	337.0	6%	1,011.9	972.7	4%

Share based compensation	3.9	5.6	(30)%	10.8	7.1	52%
Operating charges related to acquisitions or divestitures	(0.1)	1.3	N.M.	0.5	3.8	(87)%
Restructuring charges	0.2	0.9	(78)%	1.3	6.3	(79)%

Adjusted EBITDA	359.7	344.8	4%	1,024.5	989.9	3%
Adjusted EBITDA margin	55.4%	53.8%		53.6%	52.3%
Net profit margin	13.4%	15.2%		7.5%	10.9%

N.M. - Not Meaningful

2.5    Capital expenditures

Accrued capital expenditures for the nine months ended September 30, 2019 reached €428.2 million, representing a 12% decrease versus the prior year period and equivalent to approximately 22% of revenue. Our accrued capital expenditures for the first nine months of 2019 included the recognition of the UK Premier League broadcasting rights for a period of three seasons. Under EU IFRS, these football broadcasting rights have been capitalized as an intangible asset and will be amortized as the seasons progress. Our accrued capital expenditures for the prior year period reflected the extension of the 2G mobile spectrum license until March 2021, which will be paid in annual installments until maturity. Excluding the recognition of the mobile spectrum license and the football rights in both periods, our accrued capital expenditures represented approximately 21% of revenue in 9M 2019 as compared to approximately 24% for 9M 2018.

Capital expenditures related to customer premises equipment, which includes our spending on set-top boxes, modems and WiFi powerlines, amongst others, represented €75.1 million in 9M 2019 (Q3 2019: €16.1 million). The 13% decrease compared to the prior year period was mainly driven by a significantly lower spending level in Q3 2019 as compared to Q3 2018, which more than offset the impact of our successful in-home connectivity campaigns and the launch of our next-gen set-top box. In 9M 2019, capital expenditures related to customer premises equipment represented approximately 19% of our total accrued capital expenditures (excluding the recognition of the football broadcasting rights).

Accrued capital expenditures for network growth and upgrades amounted to €78.8 million in 9M 2019 (Q3 2019: €24.5 million), marking a 49% decrease compared to the prior year period and predominantly reflecting the substantial completion of both our fixed and mobile network infrastructure improvement programs. For the nine months ended September 30, 2019, network-related capital expenditures represented approximately 20% of total accrued capital expenditures (excluding the recognition of the football broadcasting rights).

Capital expenditures for product and services, which reflects our investments in product development and the upgrade of our IT platforms and systems, amongst others, totaled €82.1 million in 9M 2019 (Q3 2019: €23.9 million). This represents a modest 2% year-on-year increase, reflecting the progress made on our IT upgrade program. Capital expenditures for product and services represented approximately 21% of total accrued capital

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	14

expenditures (excluding the recognition of the football broadcasting rights) for the nine months ended September 30, 2019.

The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports and programming acquisition costs, and certain recurring investments in our IT platform and systems. These reached €192.2 million for the nine months ended September 30, 2019 (Q3 2019: €55.9 million), including the aforementioned recognition of the UK Premier League broadcasting rights and the inorganic impact from De Vijver Media acquisition.

The above implies that approximately 60% of our accrued capital expenditures (excluding the recognition of the football broadcasting rights) in 9M 2019 were scalable and subscriber growth related. We will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

Our accrued capital expenditures were €120.4 million in Q3 2019, representing a 34% decrease compared the prior year period, which reflected the aforementioned extension of the 2G mobile spectrum license. Excluding the recognition of the mobile spectrum license, our underlying accrued capital expenditures decreased 19% year-on-year, broadly reflecting the same drivers as mentioned above. On a relative basis, our accrued capital expenditures reached approximately 19% of revenue in Q3 2019 versus approximately 29% in Q3 last year (approximately 23% excluding the recognition of the mobile spectrum license).

Exhibit 2: Reconciliation between accrued capital expenditures and cash capital expenditures (unaudited)

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2019	2018	Change %	2019	2018	Change %

Total property and equipment additions	120.4	183.0	(34)%	428.2	484.7	(12%)

Assets acquired under capital-related vendor financing arrangements	(79.5)	(90.7)	(12)%	(187.3)	(236.5)	(21)%
Assets acquired under finance leases	(14.9)	(8.0)	86%	(52.9)	(20.7)	156%
Changes in current liabilities related to capital expenditures	71.3	25.2	183%	100.2	86.9	15%

Total capital expenditures, net	97.3	109.5	(11)%	288.2	314.4	(8)%

2.6    Operating Free Cash Flow

For the nine months ended September 30, 2019, the sum of our Adjusted EBITDA and accrued capital expenditures, excluding the recognition of football broadcasting rights, yielded an Operating Free Cash Flow of €627.3 million. Compared to 9M 2018, our Operating Free Cash Flow improved 16% and was mainly driven by a 12% reduction in our accrued capital expenditures (excluding the recognition of the 2G mobile spectrum license and the football broadcasting rights) and the aforementioned increase in our Adjusted EBITDA. Our Operating Free Cash Flow in Q3 2019 reached €229.0 million, representing a 17% increase compared to the prior year period.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	15

Exhibit 3: Reconciliation to Operating Free Cash Flow (unaudited)

(€ in millions)	For the three months ended				For the nine months ended
	September 30,				September 30,
	2019		2018 - restated	Change %	2019	2018 - restated		Change %

Adjusted EBITDA	359.7	—	344.8	4%	1,024.5	989.9	—	3%

Accrued capital expenditures	(120.4)		(183.0)	(34)%	(428.2)	(484.7)		(12)%
Recognition of football broadcasting rights	(10.3)		—	—%	31.0	—		100%
Recognition of mobile spectrum licenses	—		33.5	(100%)	—	33.5		(100%)
Accrued capital expenditures excluding recognition of football broadcasting rights and mobile spectrum licenses	(130.7)		(149.5)	(13%)	(397.2)	(451.2)		(12%)

Operating Free Cash Flow	229.0		195.3	17%	627.3	538.7		16%

2.7    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES
For the nine months ended September 30, 2019, our operations yielded €754.0 million of net cash compared to the €822.8 million we generated during the prior year period. The net cash from our operating activities for 9M 2019 included the inorganic impact from the Nextel and De Vijver Media acquisitions and the application of IFRS 16, which is offset through the net cash used in financing activities. Our net operating cash flow decreased 8% year-on-year as a 3% increase in our Adjusted EBITDA was more than offset by €55.6 million higher cash taxes paid relative to last year and €53.0 million higher cash interest expenses as a result of our increased debt balance. In Q3 2019, we generated €254.8 million of net cash from operating activities, which was down 16% year-on-year and reflected an adverse trend in our working capital relative to Q3 last year.
NET CASH USED IN INVESTING ACTIVITIES
We used €304.5 million of net cash in investing activities for the nine months ended September 30, 2019 as compared to €376.6 million for 9M 2018. The net cash used in investing activities in 9M 2019 reflected the acquisition of the remaining 50% stake in the local media company De Vijver Media in June 2019, whereas the net cash used in investing activities in 9M 2018 reflected the full acquisition of the local ICT integrator Nextel in May 2018. We utilize a vendor financing program through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. During 9M 2019, we acquired €187.3 million of assets through capital-related vendor financing arrangements (Q3 2019: €79.5 million), favorably impacting our net cash used in investing activities for the equivalent amount. This represented a 21% and 12% year-on-year decline for 9M and Q3 2019, respectively. Please refer to Section 2.5 - Capital expenditures for a reconciliation between accrued capital expenditures and cash capital expenditures. In Q3 2019, we used €97.9 million of net cash in investing activities, representing a 12% decrease year-on-year and broadly reflecting the same drivers as mentioned above.
NET CASH USED IN FINANCING ACTIVITIES
For the nine months ended September 30, 2019, the net cash used in financing activities was €455.3 million compared to €401.5 million of net cash used in financing activities for 9M 2018. The net cash used in financing activities for 9M 2019 reflected a net €363.2 million decrease in our loans and borrowings as a result of the July 2019 partial redemption of our 4.875% Senior Secured Fixed Rate Notes for an aggregate amount of €109.2 million (including a €3.2 million make-whole premium) and scheduled repayments of our short-term vendor financing commitments. In 9M 2019, we also spent €101.1 million on share repurchases as part of our €300.0 million Share Repurchase Program 2018bis, which has been fully completed at the end of June 2019. Under this program, we repurchased approximately 6.8 million own shares, of which approximately 1.9 million have been canceled after the April 2019 Extraordinary Shareholders' Meeting. As highlighted in section 3.2 Subsequent events, we will propose to cancel an additional 1,178,498 treasury shares at the next EGM. As such, we will have canceled all repurchased shares under this program in excess of 3.7 million with the remainder being used for both current and future stock-based management incentive plans. The remainder of the net cash used in financing activities primarily consisted of finance lease repayments and other financial payments. In Q3 2019,

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	16

we used €214.0 million of net cash in financing activities as compared to €235.6 million of net cash used in Q3 2018.
ADJUSTED FREE CASH FLOW
For the nine months ended September 30, 2019, we generated Adjusted Free Cash Flow of €270.1 million compared to €334.3 million in the same period of last year. This represented a 19% decrease versus the prior year period due to (i) €55.6 million higher cash taxes paid, (ii) €53.0 million higher cash interest expenses due to a higher indebtedness versus last year and (iii) a €40.6 million lower contribution from our vendor financing program. In Q3 2019, our Adjusted Free Cash Flow was €63.4 million, down 4% year-on-year.
2.8    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
At September 30, 2019, we carried a total debt balance (including accrued interest) of €5,858.4 million, of which €1,888.2 million principal amount is related to the Senior Secured Fixed Rate Notes with maturities ranging from July 2027 through March 2028 and €2,838.1 million principal amount is owed under our 2018 Amended Senior Credit Facility with maturities ranging from August 2026 through December 2027. Our total debt balance at September 30, 2019 also included a principal amount of €394.7 million related to our vendor financing program, substantially all of which is maturing within less than twelve months, and €23.8 million for the outstanding portion of the 2G and 3G mobile spectrum licenses. The remainder primarily represents capital lease obligations associated with the Interkabel Acquisition and operating lease liabilities following the adoption of IFRS 16.
In May 2019, we issued a new short-dated revolving credit facility ("RCF AP") for an aggregate amount of €60.0 million. This facility matures on December 31, 2021, carries a margin of 2.25% over EURIBOR (floored at 0%) and can be used for general corporate purposes of the group. At September 30, 2019, this facility was fully undrawn.
On June 3, 2019, we acquired the remaining 50% stake in the local media company De Vijver Media NV. Immediately after the closing of this transaction, we repaid De Vijver Media's €62.0 million third-party debt and terminated the existing interest rate swaps on its floating-rate debt, resulting in a cash payment of €1.1 million. All transactions were settled through available cash on our balance sheet.
In July 2019, we redeemed 20% of our €530.0 million 4.875% Senior Secured Fixed Rate Notes due July 2027 for an aggregate amount of €109.2 million, which included a €3.2 million make-whole premium. This repayment followed a first voluntary redemption of 10% in March 2018 and was partially financed through available cash on the balance sheet and a temporary draw-down on our revolving credit facilities.
In October 2019, we successfully issued a USD 220.0 million Term Loan and a €175.0 million Term Loan. The net proceeds of these issuances were used to redeem in full the outstanding amount of €371.0 million under the aforementioned July 2027 Notes post the partial July 2019 redemption. See 3.2 Subsequent events for more details.
Excluding short-term liabilities related to our vendor financing program, we face no debt maturities prior to August 2026 with a weighted average maturity of 7.7 years at September 30, 2019. In addition, we also had full access to €505.0 million of undrawn commitments under our revolving credit facilities at September 30, 2019 with certain availabilities up to June 2023.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	17

DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of our debt instruments and payment schedule at September 30, 2019.
Exhibit 4: Debt maturity table as of September 30, 2019

	Total Facility as per		Drawn amount		Undrawn amount	Maturity Date	Interest rate	Interest payments due
	September 30, 2019
	(€ in millions)
2018 Amended Senior Credit Facility
Term Loan AN	1,903.1	—	1,903.1	—	—	August 15, 2026	Floating | 6-month LIBOR (0% floor) + 2.25%	Semi-annual (Jan. and July)
Term Loan AO	935.0	—	935.0	—	—	December 15, 2027	Floating | 6-month EURIBOR (0% floor) + 2.50%	Semi-annual (Jan. and July)
Revolving Credit Facility (Facility AG)	400.0	—	—	—	400.0	June 30, 2023	Floating | 1-month EURIBOR (0% floor) + 2.75%	Monthly
Revolving Credit Facility (Facility AP)	60.0	—	—	—	60.0	December 31, 2021	Floating | 1-month EURIBOR (0% floor) + 2.25%	Monthly

Senior Secured Fixed Rate Notes
€530 million Senior Secured Notes due 2027 (Facility AB)	371.0	—	371.0	—	—	July 15, 2027	Fixed | 4.875%	Semi-annual (Jan. and July)
€600 million Senior Secured Notes due 2028 (Facility AK)	600.0	—	600.0	—	—	March 1, 2028	Fixed | 3.50%	Semi-annual (Jan. and July)
USD 1.0 billion Senior Secured Notes due 2028 (Facility AJ)	917.2	—	917.2	—	—	March 1, 2028	Fixed | 5.50%	Semi-annual (Jan. and July)

Other
Revolving Credit Facility	20.0	—	—	—	20.0	September 30, 2021	Floating | 1-month EURIBOR (0% floor) + 2.00%	Monthly
Overdraft Facility	25.0	—	—	—	25.0	September 30, 2020	Floating | 1-month EURIBOR (0% floor) + 1.60%	Not applicable

Total notional amount	5,231.3	—	4,726.3	—	505.0
Note: In the table above, Telenet's USD-denominated debt has been converted into € using the September 30, 2019 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the €-equivalent hedged amounts were €1,840.7 million (USD 2.1 billion Term Loan AN) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the €-equivalent hedged amounts given the underlying economic risk exposure.

CASH BALANCE AND AVAILABILITY OF FUNDS
At September 30, 2019, we held €82.4 million of cash and cash equivalents compared to €139.5 million at June 30, 2019 and €88.2 million at December 31, 2018. To minimize the concentration of counterparty risk, our cash equivalents and AAA-rated money market funds are placed with highly rated European and US financial institutions. Relative to June 30, 2019, our cash balance at September 30, 2019 decreased substantially following the aforementioned partial redemption of our July 2027 Notes and the semi-annual cash interest payments on certain debt instruments in July. In addition to our available cash balance, we also had access to €505.0 million of available commitments under our 2018 Amended Senior Credit Facility and our other revolving credit facilities at September 30, 2019, subject to compliance with the covenants mentioned below.
NET LEVERAGE RATIO
At the occasion of the December 2018 Capital Markets Day, we reconfirmed our leverage framework, maintained at 3.5x to 4.5x Net Total Debt to Consolidated Annualized EBITDA ("net total leverage"). In absence of any material acquisitions and/or significant changes in our business or regulatory environment, we intend to stay around the 4.0x mid-point through an attractive and sustainable level of shareholder disbursements. At

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	18

September 30, 2019, our net total leverage ratio decreased to 4.0x versus 4.3x at June 30, 2019. The anticipated decline in our net total leverage ratio on a sequential basis was driven by both lower gross debt outstanding following the aforementioned partial Notes redemption in July and a robust Consolidated Annualized EBITDA performance in the third quarter.
Our net covenant leverage, as calculated under the 2018 Amended Senior Credit Facility and which includes certain unrealized M&A-related cost synergies with regards to the June 2017 SFR Belux acquisition and excludes both lease-related liabilities and vendor financing-related short-term liabilities, decreased to 3.2x at September 30, 2019 (June 30, 2019, 2018: 3.5x). Our current net covenant leverage ratio is significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	19

3    Outlook and other information

3.1    Outlook

Having delivered a solid financial performance over the first nine months of 2019, we confidently look ahead and feel comfortable raising our revenue outlook for the full year. Even though the trend in our rebased revenue has worsened in the third quarter versus both Q1 and Q2 due to a full quarter impact of the MEDIALAAN MVNO contract loss and certain regulatory headwinds, our rebased revenue over the first nine months of the year held up relatively well with a 1.4% decline year-on-year. As a result, we now expect a less outspoken rebased revenue decline of around 2% for the full year versus around 2.5% previously. All other financial metrics remain unchanged for the full year, including a rebased Adjusted EBITDA decline of 1-2%(b), a 16-18% increase in Operating Free Cash Flow(c) and an Adjusted Free Cash Flow between €380 and €400 million(d,e).

Year-to-date, our Adjusted EBITDA modestly contracted by 1% on a rebased basis. In line with our rebased top line trend, we have also started to face an accelerated adverse trend in our rebased Adjusted EBITDA as of Q2 2019. We expect this trend to continue for the next two quarters as the aforementioned contract loss has started to impact both our revenue and Adjusted EBITDA since early April 2019. In addition, we expect the year-on-year decline in our rebased Adjusted EBITDA to be more outspoken in Q4 2019 due to seasonally higher programming costs at De Vijver Media and a tougher comparison base relative to a strong Q4 last year. For the full year, we still anticipate our Adjusted EBITDA to contract between 1 and 2% year-on-year in 2019 on a rebased basis. Excluding the lower contribution from our MVNO business, our Adjusted EBITDA performance in 2019 would have been broadly stable on a rebased basis.

As mentioned before, 2018 represented the peak in our investment cycle given the continued upgrade of our fixed and mobile infrastructures. Given the substantially lower capital intensity in 2019, we target robust Operating Free Cash Flow growth of 16-18% year-on-year in 2019. For 2019, we anticipate Adjusted Free Cash Flow between €380.0 and €400.0 million. Our 2019 Adjusted Free Cash Flow performance will be impacted by (i) a substantially lower contribution from our vendor financing platform as we aim to stabilize our platform relative to a €93.7 million net positive contribution in 2018, (ii) a negative working capital impact from the reduced capital intensity, (iii) higher cash taxes given our higher pre-tax profitability and (v) higher cash interest expenses relative to 2018 as a result of higher debt balances in connection with last year's extraordinary dividend and as 2018 was impacted by the phasing of our cash interest and derivative payments.

Finally, we continue to target a healthy Operating Free Cash Flow CAGR(a) of 6.5 to 8.0% over the next three years (excluding the recognition of football broadcasting rights and mobile spectrum licenses, and excluding the impact of IFRS 16 on our accrued capital expenditures) as announced during the December 2018 Capital Markets Day.

Exhibit 5: Outlook FY 2019

Outlook FY 2019	As presented on February 14, 2019[1]	As presented on October 31, 2019
Revenue decline (rebased)	Around 2.5% (FY 2018 rebased: €2,615.1 million)	Around 2.0% (FY 2018 rebased: €2,615.1 million)
Adjusted EBITDA decline(b) (rebased)	Between 1% - 2% (FY 2018 rebased: €1,399.8 million, including IFRS 16 impact)	Between 1% - 2% (FY 2018 rebased: €1,399.8 million, including IFRS 16 impact)
Operating Free Cash Flow growth (rebased)(a)	Between 16-18%(c) (FY 2018 rebased: €708.7 million)	Between 16-18%(c) (FY 2018 rebased: €708.7 million)
Adjusted Free Cash Flow(d)	€380.0 - 400.0 million(e)	€380.0 - 400.0 million(e)
1 Our rebased FY 2018 revenue, Adjusted EBITDA and Operating Free Cash Flow changed as compared to May 2, 2019 to include a seven-month contribution from De Vijver Media from €2,553.9 million, €1,368.2 million and €712.4 million, respectively.
(a) A reconciliation of our Operating Free Cash Flow CAGR over the 2018-2021 period to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) A reconciliation of our Adjusted EBITDA guidance for 2019 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	20

(c) Excluding the recognition of football broadcasting rights and mobile spectrum licenses and excluding the impact from IFRS 16 on our accrued capital expenditures.
(d) A reconciliation of our Adjusted Free Cash Flow guidance for 2019 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(e) Assuming certain payments are made on our current 2G and 3G mobile spectrum licenses in Q4 2019 and the tax payment on our 2018 tax return will not occur until early 2020.

3.2    Subsequent events

Successful issuance and pricing of a USD 220.0 million Term Loan and a €175.0 million Term Loan
In October 2019, Telenet successfully issued and priced an additional USD 220.0 million Term Loan (“Facility AN3”) and an additional EUR 175.0 million Term Loan (“Facility AO3”). Telenet used the net proceeds of these issuances to early redeem in full the €371.0 million outstanding principal amount under the 4.875% Senior Secured Fixed Rate Notes due July 2027 (the “Notes”). Through this transaction, Telenet expects to generate incremental cash interest savings of approximately €10.0 million per annum as of next year and through the maturity date. In parallel, the Company incurred a one-time redemption cost (“make-whole premium”) in October 2019, which was settled through excess cash on the balance sheet. The refinancing transaction had no impact on the Company’s FY 2019 Adjusted Free Cash Flow guidance.

Under Facility AN3, Telenet Financing USD LLC is the borrowing entity. Facility AN3 carries the same characteristics as the initial Facility AN, which was issued on May 24, 2018. As such, Facility AN3 carries (i) a margin of 2.25% over LIBOR, (ii) a 0% LIBOR floor and (iii) a maturity of August 15, 2026. Facility AN3 was successfully issued at par.

Under Facility AO3, Telenet International Finance S.à r.l. is the borrowing entity. Facility AO3 carries the same characteristics as the initial Facility AO, which was issued on May 25, 2018. As such, Facility AO3 carries (i) a margin of 2.50% over EURIBOR, (ii) a 0% EURIBOR floor and (iii) a maturity of December 15, 2027. Facility AO3 was successfully issued at 100.25%.

Telenet’s board of directors proposes a gross intermediate dividend of €63.2 million to the Special Shareholders' Meeting
Telenet's board of directors will propose a gross intermediate dividend of €63.2 million, equivalent to €0.57 per share, to its shareholders at the December 4, 2019 Special Shareholders' Meeting. Today’s announcement is consistent with the shareholder remuneration policy outlined during the December 2018 Capital Markets Day and will be followed by a final dividend payment in May 2020 (subject to board approval and approval at the April 2020 General Shareholders’ Meeting). The intermediate dividend will be paid using available cash and cash equivalents, which were €82.4 million at September 30, 2019. Telenet will convene a Special Shareholders' Meeting on December 4, 2019 and will pay the intermediate dividend soon thereafter (pending shareholder approval). See 3.3 Shareholder remuneration for more information.

Telenet's board of directors proposes to cancel 1,178,498 treasury shares at the next EGM
At the December 4, 2019 Extraordinary Shareholders' Meeting, Telenet will propose to cancel 1,178,498 own shares acquired by the Company under the Share Repurchase Program 2018bis. The partial share cancellation follows the cancellation of 1,881,040 treasury shares in April of this year and is consistent with the Company's past disclosures to cancel all treasury shares acquired under the aforementioned program in excess of 3.7 million shares, whereby the remainder will be used by the Company to meet its obligations towards its employees under its stock option plans. Pro forma for the aforementioned partial share cancellation in December 2019, the total number of outstanding shares will decrease from 115,835,283 to 114,656,785, out of which the Company held 5,773,920 treasury shares at October 31, 2019.

3.3.    Shareholder remuneration

Telenet's board of directors will propose a gross intermediate dividend of €63.2 million, equivalent to €0.57 per share (based on 110,061,363 dividend-entitled shares as per October 31, 2019, excluding 5,773,920 treasury shares which are not dividend-entitled), to its shareholders at the December 4, 2019 Special Shareholders' Meeting. Today’s announcement is consistent with the shareholder remuneration policy outlined during the December 2018 Capital Markets Day and will be followed by a final dividend payment in May 2020 (subject to

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	21

board approval and shareholder approval at the April 2020 General Shareholders’ Meeting). The intermediate dividend will be paid using available cash and cash equivalents, which amounted to €82.4 million at September 30, 2019.

In absence of any material acquisitions and/or significant changes in Telenet’s business or regulatory environment, Telenet intends to stay around 4.0x net total leverage, representing the mid-point of the 3.5x to 4.5x range. At September 30, 2019, Telenet’s net total leverage was 4.0x, which was a decline versus the 4.3x at June 30, 2019. On a pro forma basis, assuming the aforementioned intermediate dividend was already paid in Q3 2019, Telenet’s net total leverage would have been 4.1x.

As part of Telenet’s capital allocation framework, Telenet aims to distribute between 50% and 70% of its prior year Adjusted Free Cash Flow to shareholders through intermediate and final dividends. Within the boundaries of the aforementioned net total leverage framework and in absence of any of the above factors, the remaining part of Telenet’s Adjusted Free Cash Flow may be considered for incremental share buy-backs, extraordinary dividends, deleveraging, accretive acquisitions or a combination thereof.

Telenet will convene a Special Shareholders’ Meeting on December 4, 2019, seeking shareholder approval for the intermediate dividend payment. If and when approved, the intermediate dividend will be paid on December 9, 2019 with the Telenet shares trading ex-dividend as of the opening of the Brussels stock exchange on December 5, 2019.

Payment details (subject to shareholder approval at the December 4, 2010 Special Shareholders’ Meeting)
Gross intermediate dividend per share of €0.57 (net €0.40 per share): The gross intermediate dividend per share was determined at €0.57 based on the number of dividend-entitled shares outstanding at October 31, 2019 and represents €63.2 million on an aggregated basis.

Ex-dividend date of December 5, 2019: As of the opening of the Euronext Brussels stock exchange on December 5, 2019, the Telenet shares will trade ex-dividend.

Record date of December 6, 2019

Payment date of December 9, 2019: The effective payment of the intermediate dividend to both registered shareholders and holders of dematerialised shares will occur on December 9, 2019. The payment of the intermediate dividend will be subject to 30% withholding tax under Belgian law. The received net intermediate dividend per share of €0.40 can, however, differ for foreign shareholders depending on the existence of certain double tax treaties between Belgium and certain foreign countries. In order to benefit from the reduced withholding tax, shareholders will need to formally submit a tax certificate to ING Belgium, acting as paying agent on behalf of the Company, at the latest 10 calendar days after the actual payment date.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	22

4    Telenet Group Holding NV – Consolidated interim operating statistics

As of and for the three months ended September 30,	2019	2018	Change %

Total Services - Combined Network

Homes passed (13)	3,375,300	3,341,700	1%

Video
Basic video (6)	176,400	209,700	(16)%
Enhanced video (7)	1,705,300	1,756,500	(3)%
Total video	1,881,700	1,966,200	(4)%

Internet
Residential broadband internet	1,448,100	1,486,900	(3)%
Business broadband internet	211,100	179,600	18%
Total broadband internet (8)	1,659,200	1,666,500	—%

Fixed-line telephony
Residential fixed-line telephony	1,088,600	1,162,700	(6)%
Business fixed-line telephony	132,600	112,800	18%
Total fixed-line telephony (9)	1,221,200	1,275,500	(4)%

Total RGUs (14)	4,762,100	4,908,200	(3)%

Churn (15)

Video	9.4%	13.1%
Broadband internet	9.7%	13.6%
Fixed-line telephony	11.0%	15.4%

Customer relationship information

Triple-play customers	1,117,000	1,163,400	(4)%
Total customer relationships (11)	2,079,000	2,135,700	(3)%
Services per customer relationship (11)	2.29	2.30	—%
ARPU per customer relationship (in € / month) (11) (12)	57.8	56.5	2%

As of and for the three months ended September 30,	2019	2018	Change %

Mobile statistics

Mobile telephony
Postpaid subscribers	2,324,800	2,180,400	7%
Prepaid subscribers	454,100	496,000	(8)%
Total mobile subscribers (10)	2,778,900	2,676,400	4%

Representation of mobile postpaid telephony subscribers: We have represented the March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018 mobile postpaid subscriber base following the removal of inactive "pay as you go subscribers". These subscribers do not pay a monthly subscription fee and are only being billed on their effective usage. As a result of the inactive status of certain SIM cards, we reduced both our mobile postpaid subscriber base and total mobile subscribers by 49,400, 58,800, 52,700 and 47,100 respectively for the periods mentioned above. This adjustment did not impact our mobile telephony revenue.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	23

5	Telenet Group Holding NV – Selected EU IFRS condensed
consolidated interim financial statements

5.1	EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2019	2018 - restated	Change %	2019	2018 - restated	Change %
Profit for the period
Revenue

Revenue	649.0	641.2	1%	1,910.6	1,891.7	1%

Expenses

Cost of services provided	(325.6)	(339.5)	(4%)	(1,002.7)	(1,058.3)	(5%)

Gross profit	323.4	301.7	7%	907.9	833.4	9%

Selling, general & administrative expenses	(134.8)	(116.2)	16%	(394.7)	(357.7)	10%

Operating profit	188.6	185.5	2%	513.2	475.7	8%

Finance income	119.1	9.0	1,223%	40.9	65.1	(37%)
Net interest income and foreign exchange gain	0.2	0.1	100%	0.7	0.3	133%
Net gain on derivative financial instruments	118.9	8.9	1,236%	40.2	64.8	(38%)
Finance expenses	(183.4)	(64.6)	184%	(335.9)	(269.7)	25%
Net interest expense, foreign exchange loss and other finance expenses	(180.2)	(64.6)	179%	(332.7)	(245.1)	36%
Loss on extinguishment of debt	(3.2)	—	—%	(3.2)	(24.6)	(87%)
Net finance expense	(64.3)	(55.6)	16%	(295.0)	(204.6)	44%
Share of the result of equity accounted investees	(0.2)	(0.5)	(60%)	(1.6)	(1.1)	45%
Gain on disposal of assets related to a joint venture	—	10.8	(100%)	0.1	10.8	(99%)

Profit before income tax	124.1	140.2	(11%)	216.7	280.8	(23%)

Income tax expense	(37.2)	(43.0)	(13%)	(73.8)	(75.2)	(2%)

Profit for the period	86.9	97.2	(11%)	142.9	205.6	(30%)

Other comprehensive income (loss) for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset)	—	1.9	(100%)	—	(4.9)	(100%)
Deferred tax	—	—	—%	—	2.0	(100%)
Other comprehensive income for the period, net of income tax	—	1.9	(100%)	—	(2.9)	(100%)

Total comprehensive income for the period	86.9	99.1	(12%)	142.9	202.7	(30%)

Profit attributable to:	86.9	97.2	(11%)	142.9	205.6	(30%)
Owners of the Company	86.9	97.5	(11%)	142.8	206.6	(31%)
Non-controlling interests	—	(0.3)	(100%)	0.1	(1.0)	N.M.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	24

(€ in millions, except shares and per share amounts)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2019	2018 - restated	Change %	2019	2018 - restated	Change %
Total comprehensive income for the period, attributable to:	86.9	99.1	(12%)	142.9	202.7	(30%)
Owners of the Company	86.9	99.4	(13%)	142.8	203.7	(30%)
Non-controlling interests	—	(0.3)	(100%)	0.1	(1.0)	N.M.

Weighted average shares outstanding	110,007,109	114,127,729		110,012,141	114,871,854
Basic earnings per share	0.79	0.85	(7%)	1.30	1.80	(28%)
Diluted earnings per share	0.79	0.85	(7%)	1.30	1.80	(28%)

Revenue by Nature

Subscription revenue:
Video	142.9	146.2	(2%)	430.8	436.1	(1%)
Broadband internet	163.7	158.6	3%	486.8	468.4	4%
Fixed-line telephony	54.7	58.5	(6%)	164.5	175.7	(6%)
Cable subscription revenue	361.3	363.3	(1%)	1,082.1	1,080.2	—%
Mobile telephony	115.1	119.3	(4%)	332.4	346.1	(4%)
Total subscription revenue	476.4	482.6	(1%)	1,414.5	1,426.3	(1%)
Business services	49.9	53.1	(6%)	152.6	139.4	9%
Other	122.7	105.5	16%	343.5	326.0	5%
Total Revenue	649.0	641.2	1%	1,910.6	1,891.7	1%

Expenses by Nature

Network operating expenses	(46.9)	(47.5)	(1%)	(148.8)	(144.5)	3%
Direct costs (programming, copyrights, interconnect and other)	(126.4)	(129.3)	(2%)	(381.7)	(382.9)	—%
Staff-related expenses	(63.1)	(60.0)	5%	(191.5)	(186.1)	3%
Sales and marketing expenses	(20.5)	(17.6)	16%	(64.9)	(61.6)	5%
Outsourced labor and Professional services	(10.3)	(8.4)	23%	(27.7)	(23.0)	20%
Other indirect expenses	(22.1)	(33.6)	(34%)	(71.5)	(103.7)	(31%)
Restructuring charges	(0.2)	(0.9)	(78%)	(1.3)	(6.3)	(79%)
Operating charges related to acquisitions or divestitures	0.1	(1.3)	N.M.	(0.5)	(3.8)	(87%)
Share-based payments granted to directors and employees	(3.9)	(5.6)	(30%)	(10.8)	(7.1)	52%
Depreciation	(100.8)	(93.4)	8%	(309.6)	(309.6)	—%
Amortization	(43.2)	(44.2)	(2%)	(127.7)	(138.3)	(8%)
Amortization of broadcasting rights	(23.2)	(14.7)	58%	(62.2)	(49.6)	25%
Gain on disposal of subsidiaries	0.6	1.0	(40%)	1.6	2.0	(20%)
Impairment of long-lived assets - Property and equipment	(0.5)	(0.2)	150%	(0.8)	(1.5)	(47%)

Total Expenses	(460.4)	(455.7)	1%	(1,397.4)	(1,416.0)	(1%)

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	25

5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2019	2018 - restated	Change %	2019	2018 - restated	Change %

Cash flows from operating activities
Profit for the period	86.9	97.2	(11%)	142.9	205.6	(30%)
Depreciation, amortization, impairment and restructuring charges	167.3	152.4	10%	500.0	503.3	(1%)
Working capital changes and other non cash items	(4.6)	46.1	(110%)	97.6	92.2	6%
Income tax expense	37.2	43.0	(13%)	73.8	75.2	(2%)
Net interest expense, foreign exchange loss and other finance expenses	180.2	64.3	180%	332.7	244.8	36%
Net loss (gain) on derivative financial instruments	(118.9)	(8.9)	1,236%	(40.2)	(64.8)	(38%)
Loss on extinguishment of debt	3.2	—	—%	3.2	24.6	(87%)
Loss (gain) on disposal of assets related to a joint venture	—	(10.8)	(100%)	(0.1)	(10.8)	(99%)
Cash interest expenses and cash derivatives	(96.3)	(81.6)	18%	(197.4)	(144.4)	37%
Income taxes paid	(0.2)	2.0	N.M.	(158.5)	(102.9)	54%

Net cash from operating activities	254.8	303.7	(16%)	754.0	822.8	(8%)

Cash flows from investing activities
Purchases of property and equipment	(53.5)	(70.8)	(24%)	(188.2)	(203.0)	(7%)
Purchases of intangibles	(43.8)	(38.7)	13%	(100.0)	(111.4)	(10%)
Acquisitions of and loans to equity accounted investees	(0.3)	(0.7)	(57%)	(1.2)	(0.7)	71%
Acquisition of subsidiaries, net of cash acquired	—	—	100%	(16.0)	(61.5)	(74%)
Proceeds from sale of property and equipment	(0.3)	0.6	N.M.	0.9	1.8	(50%)
Proceeds from the sale of broadcasting rights for resale purposes	—	(1.2)	(100%)	—	(1.8)	(100%)

Net cash used in investing activities	(97.9)	(110.8)	(12%)	(304.5)	(376.6)	(19%)

Cash flows from financing activities
Repayments of loans and borrowings	(360.1)	(160.0)	125%	(739.3)	(569.8)	30%
Proceeds from loans and borrowings	164.9	36.0	358%	376.1	351.3	7%
Repurchase of own shares	—	(113.2)	(100%)	(101.1)	(141.2)	(28%)
Sale of own shares	2.7	8.6	(69%)	46.5	12.8	263%
Payments for early termination of loans and borrowings	(3.2)	—	—%	(3.2)	—	—%
Payments for debt issuance costs	—	2.0	N.M.	—	(23.4)	(100%)
Other financing activities (incl. finance leases)	(18.3)	(9.0)	103%	(34.3)	(31.2)	10%

Net cash used in financing activities	(214.0)	(235.6)	(9%)	(455.3)	(401.5)	13%

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	139.5	126.5	10%	88.2	39.1	126%
Cash at end of period	82.4	83.8	(2%)	82.4	83.8	(2%)

Net cash generated (used)	(57.1)	(42.7)	34%	(5.8)	44.7	(113%)

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	26

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2019	2018 - restated	Change %	2019	2018 - restated	Change %

Adjusted Free Cash Flow
Net cash from operating activities	254.8	303.7	(16%)	754.0	822.8	(8%)
Cash payments for direct acquisition and divestiture costs	0.6	1.2	(50%)	0.9	3.1	(71%)
Expenses financed by an intermediary	54.9	36.0	53%	171.1	104.8	63%
Purchases of property and equipment	(53.5)	(70.8)	(24%)	(188.2)	(203.0)	(7%)
Purchases of intangibles	(43.8)	(38.7)	13%	(100.0)	(111.4)	(10%)
Principal payments on amounts financed by vendors and intermediaries	(134.7)	(157.4)	(14%)	(314.8)	(261.3)	20%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(8.1)	(2.3)	252%	(33.5)	(4.6)	628%
Principal payments on post acquisition additions to network leases	(6.8)	(5.7)	19%	(19.4)	(16.1)	20%

Adjusted Free Cash Flow	63.4	66.0	(4%)	270.1	334.3	(19%)

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	27

5.3    EU IFRS condensed consolidated interim statement of financial position (unaudited)

(€ in millions)	September 30,	December 31,	Change
	2019	2018 - restated

ASSETS
Non-current Assets:
Property and equipment	2,367.9	2,230.8	137.1
Goodwill	1,874.7	1,807.8	66.9
Other intangible assets	809.2	753.5	55.7
Deferred tax assets	278.6	247.1	31.5
Investments in and loans to equity accounted investees	15.7	67.3	(51.6)
Other investments	6.0	5.0	1.0
Derivative financial instruments	60.5	6.0	54.5
Trade receivables	—	0.9	(0.9)
Other assets	22.0	17.3	4.7
Total non-current assets	5,434.6	5,135.7	298.9

Current Assets:
Inventories	24.5	28.0	(3.5)
Trade receivables	199.4	201.9	(2.5)
Other current assets	154.9	142.7	12.2
Cash and cash equivalents	82.4	88.2	(5.8)
Derivative financial instruments	59.7	62.8	(3.1)
Total current assets	520.9	523.6	(2.7)

TOTAL ASSETS	5,955.5	5,659.3	296.2

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium and other reserves	770.2	799.9	(29.7)
Retained loss	(2,315.9)	(2,446.0)	130.1
Remeasurements	(16.5)	(16.5)	—
Total equity attributable to owners of the Company	(1,549.4)	(1,649.8)	100.4
Non-controlling interests	23.3	22.9	0.4
Total equity	(1,526.1)	(1,626.9)	100.8

Non-current Liabilities:
Loans and borrowings	5,292.4	5,161.0	131.4
Derivative financial instruments	248.7	211.3	37.4
Deferred revenue	1.9	2.9	(1.0)
Deferred tax liabilities	173.4	163.4	10.0
Other liabilities	83.3	74.4	8.9
Total non-current liabilities	5,799.7	5,613.0	186.7

Current Liabilities:
Loans and borrowings	566.0	504.1	61.9
Trade payables	212.7	184.7	28.0
Accrued expenses and other current liabilities	514.5	535.3	(20.8)
Deferred revenue	118.7	101.3	17.4
Derivative financial instruments	50.3	64.3	(14.0)
Current tax liability	219.7	283.5	(63.8)
Total current liabilities	1,681.9	1,673.2	8.7

Total liabilities	7,481.6	7,286.2	195.4

TOTAL EQUITY AND LIABILITIES	5,955.5	5,659.3	296.2

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	28

(1)
For purposes of calculating rebased growth rates on a comparable basis for the nine months ended September 30, 2019, we have adjusted our historical revenue and Adjusted EBITDA to include (i) the pre-acquisition revenue and Adjusted EBITDA of Nextel (fully consolidated since May 31, 2018), (ii) the pre-acquisition revenue and Adjusted EBITDA of De Vijver Media (fully consolidated since June 3, 2019) and (iii) the impact of IFRS 16 (applied as of January 1, 2019) in our rebased amounts for the nine months ended September 30, 2018 to the same extent that the revenue and Adjusted EBITDA of such entity is included in our results for the nine months ended September 30, 2019. We have reflected the revenue and Adjusted EBITDA of Nextel and De Vijver Media in our 2018 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between our accounting policies and those of the acquired entities, (b) any significant effects of acquisition accounting adjustments, and (c) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

(2)
EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation, post measurement period adjustments related to business acquisitions and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 13.

(2)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(3)
Operating Free Cash Flow (“OFCF”) is defined as Adjusted EBITDA minus accrued capital expenditures as reported in the Company’s consolidated financial statements. Accrued capital expenditures exclude the recognition of football broadcasting rights and mobile spectrum licenses.

(4)
Adjusted Free Cash Flow is defined as net cash provided by the Company’s operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles as reported in the Company's consolidated statement of cash flows, (ii) principal payments on amounts financed by vendors and intermediaries, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Adjusted Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(5)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that Telenet uses to provide its enhanced service offerings. Telenet counts Revenue Generating Unites (“RGUs”) on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to Telenet's video service at each home is counted as two RGUs.

(6)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives Telenet's video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As Telenet migrates customers from basic to enhanced video services, Telenet reports a decrease in its Basic Video Subscribers equal to the increase in Telenet's Enhanced Video Subscribers.

(7)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network.

(8)
Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.

(9)
Telenet's mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	29

and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.

(10)
Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.

(11)
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.

(12)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(13)
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.

(14)
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(15)
Telenet's ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Telenet's ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

(16)
Net total leverage is defined as the sum of all of the Company's short-term and long-term liabilities minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized EBITDA. In its statement of financial position, Telenet's USD-denominated debt has been converted into € using the September 30, 2019 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the €-equivalent hedged amounts were €1,840.7 million (USD 2.1 Term Loan AN) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the €-equivalent hedged amounts given the underlying economic risk exposure.

(17)
Net covenant leverage is calculated as per the 2018 Amended Senior Credit Facility definition, using Net Total Debt (using the €-equivalent hedged amounts for its USD-denominated debt as highlighted above), excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities and (v) any vendor financing-related liabilities, divided by last two quarters’ Consolidated Annualized EBITDA including certain unrealized cost synergies related to the BASE and SFR Belux acquisitions.

Investor & Analyst call – Telenet will host a video webcast and conference call for institutional investors and analysts on October 31, 2019 at 3:00pm CET, For details and webcast links, please visit: https://investors.telenet.be.

Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
	Bart Boone	bart.boone@telenetgroup.be	Phone: +32 15 333 738
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2019	30

About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussel under ticker symbol TNET. For more information, visit www.telenet.be. Liberty Global - one of the world’s leading converged video, broadband and communications companies, innovating and empowering people in six countries across Europe to make the most of the digital revolution – owns a direct stake of 57.3% in Telenet Group Holding NV (excluding any treasury shares held by the latter from time to time).

Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website https://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2018 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results for the nine months ended September 30, 2019 have been made available on the investor relations pages of the Company’s website (https://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects;, strategies; product, network and technology launches and expansion and the anticipated impact of acquisitions on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2018 have been prepared in accordance with EU IFRS unless otherwise stated and have been made available on the Company’s website.

Non-GAAP measures –Adjusted EBITDA, Operating Free Cash Flow and Adjusted Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (https://www.libertyglobal.com). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on October 31, 2019 at 7:00am CET